EXHIBIT 99.1

Contact:	Gary Smith
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS SECOND QUARTER FISCAL 2011 RESULTS
•	EPS Increases 257%
•	Comparable Store Sales Up 11.9%
•	Increases Guidance for Fiscal 2011

BIRMINGHAM, Ala. (August 20, 2010) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the second quarter ended July 31, 2010.

Financial Highlights
Net sales for the 13-week period ended July 31, 2010, increased 13.6% to $139.8 million compared with $123.1 million for the 13-week period ended August 1, 2009.  Comparable store sales increased 11.9%, making it the second straight quarter the company has produced double digit comparable store sales growth.  Net income for the second quarter of Fiscal 2011 increased 261.9% to $4.0 million compared with $1.1 million for the second quarter of Fiscal 2010.  Earnings per diluted share increased 257% to $0.14 compared with $0.04 for the second quarter of Fiscal 2010.

Net sales for the 26-week period ended July 31, 2010, increased 15.5% to $324.3 million compared with $280.8 million for the 26-week period ended August 1, 2009.  Comparable store sales increased 13.4%.  Net income for the 26-week period ended July 31, 2010, was $21.4 million compared with $12.0 million for the 26-week period ended August 1, 2009.  Earnings per diluted share increased 75% to $0.73 compared with $0.41 for the 26-week period ended August 1, 2009.

Jeff Rosenthal, President and Chief Executive Officer, stated, “This was a tremendous first half  of the year for Hibbett with earnings already equaling what we achieved in the first three quarters last year. Based on our strong second quarter and year-to-date performance, coupled with continuing strong comparable store sales trends into the third quarter, we are raising our expectation for Fiscal 2011.”

In the second quarter, Hibbett opened 10 new stores and closed 3 stores, bringing the store base to 774 in 25 states as of July 31, 2010, opening its first stores in Colorado.  For Fiscal 2011, the Company expects to open approximately 30 new stores and expand approximately 20 high performing locations.  In its efforts to increase operating margins, Hibbett intends to close 10 to 15 underperforming stores, which is permitted by the terms of the leases for these stores.

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Liquidity and Stock Repurchases
Hibbett ended the second quarter of Fiscal 2011 with $66.0 million of available cash and cash equivalents on the consolidated balance sheet and $3.1 million in debt.  At quarter end a year ago, the Company had $15.6 million of available cash and cash equivalents with no debt.

During the second quarter, the Company repurchased 200,000 shares of common stock for a total expenditure of $4.9 million, bringing the total shares repurchased since the inception of the program in August 2004 to 7,963,225 shares for a total expenditure of $171.9 million.  Approximately $245.1 million of the total authorization remains for future stock repurchases as of the end of the second quarter of Fiscal 2011.

Fiscal 2011 Outlook
The Company increased its earnings guidance for Fiscal 2011 to a range of $1.45 to $1.55 per diluted share based on a mid- to high-single-digit increase in comparable store sales in the second half of the year.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, August 20, 2010, to discuss second quarter Fiscal 2011 results.  The number to call for the live interactive teleconference is (212) 231-2900.  A replay of the conference call will be available until August 27, 2010, by dialing (402) 977-9140 and entering the passcode, 21466897.

The Company will also provide an online Web simulcast and rebroadcast of its Fiscal 2011 second quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, www.streetevents.com and www.earnings.com on Friday, August 20, 2010, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through August 27, 2010.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening plans, liquidity, earnings and sales trend expectations for Fiscal 2011 and, store closing plans.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 26, 2010.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009
Net sales	$139,819	$123,118	$324,325	$280,818
Cost of goods sold, distribution center
and store occupancy costs	95,044	86,330	213,441	191,335
Gross profit	44,775	36,788	110,884	89,483
Store operating, selling and administrative
expenses	34,917	31,313	69,858	63,185
Depreciation and amortization	3,377	3,537	6,869	6,802
Operating income	6,481	1,938	34,157	19,496
Interest expense, net	44	32	51	34
Income before provision for income taxes	6,437	1,906	34,106	19,462
Provision for income taxes	2,424	797	12,752	7,441
Net income	$4,013	$1,109	$21,354	$12,021

Net income per common share:
Basic earnings per share	$0.14	$0.04	$0.74	$0.42
Diluted earnings per share	$0.14	$0.04	$0.73	$0.41

Weighted average shares outstanding:
Basic	28,786	28,633	28,768	28,600
Diluted	29,389	29,063	29,377	29,017

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	July 31,	January 30,
	2010	2010
Assets
Cash and cash equivalents	$65,956	$49,691
Inventories, net	177,758	169,394
Other current assets	23,153	12,435
Total current assets	266,867	231,520
Property and equipment, net	38,032	41,084
Non-current assets	5,188	4,100
Total assets	$310,087	$276,704

Liabilities and Stockholders' Investment
Accounts payable	$77,304	$64,949
Short-term debt and capital lease obligations	3,308	117
Other accrued expenses	15,680	18,871
Total current liabilities	96,292	83,937
Non-current liabilities	16,830	17,688
Stockholders' investment	196,965	175,079
Total Liabilities and Stockholders' Investment	$310,087	$276,704

END OF EXHIBIT 99.1